Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

FOR IMMEDIATE RELEASE

Morningstar, Inc. Declares Regular Quarterly Dividend of 19 Cents Per Share

CHICAGO, Feb. 13, 2015—The board of directors of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today declared a quarterly dividend of 19 cents per share. The dividend is payable April 30, 2015 to shareholders of record as of April 10, 2015.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 500,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 14 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries and had approximately $170 billion in assets under advisement and management as of Dec. 31, 2014. The company has operations in 27 countries.

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